Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: November 2006

1)	Beginning of the Month Principal Receivables:	$42,531,588,503.10
2)	Beginning of the Month Finance Charge Receivables:	$678,781,603.66
3)	Beginning of the Month AMF Receivables:	$52,773,962.61
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$43,263,144,069.37

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$0.00
11)	Additional Finance Charge Receivables:	$0.00
12)	Additional AMF Receivables	$0.00
13)	Additional Total Receivables:	$0.00

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$42,325,052,672.01
16)	End of the Month Finance Charge Receivables:	$710,943,830.76
17)	End of the Month AMF Receivables	$59,367,257.91
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$43,095,363,760.68

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$35,011,912,669.13

22)	End of the Month Seller Percentage	17.28%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: November 2006

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	375,806	$509,899,669.86
	3)	60 - 89 days delinquent	253,049	$360,789,076.97
	4)	90+ days delinquent	520,040	$791,468,905.96

	5)	Total 30+ days delinquent	1,148,895	$1,662,157,652.79

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.86%

7)	Defaulted Accounts during the Month		153,202	$176,185,030.01

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			4.97%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS) MONTHLY PERIOD: November 2006

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$7,340,980,466.84	16.97%

2)	Collections of Principal Receivables and Principal Payment Rate		$6,625,328,902.67	15.58%

	3)	Prior Month Billed Finance Charges and Fees	$507,809,653.49
	4)	Amortized AMF Income	$36,367,434.57
	5)	Interchange Collected	$113,055,267.35
	6)	Recoveries of Charged Off Accounts	$64,075,202.87
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$721,307,558.28	20.35%

Capital One Master Trust (AMF COLLECTIONS) MONTHLY PERIOD: November 2006

1)	Beginning Unamortized AMF Balance			$189,567,485.05
	2)	+ AMF Slug	$0.00
	3)	+ AMF Collections	$30,711,440.46
	4)	- Amortized AMF Income	$36,367,434.57
5)	Ending Unamortized AMF Balance			$183,911,490.94

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables